EXHIBIT 3(i).2

                                 ARTICLES OF AMENDMENT
                                          TO
                               ARTICLES OF INCORPORATION
                                          OF
                                   SHOE KRAZY, INC.
                                    (Present Name)

Pursuant  to  the  provision  of  section  607.1006,   Florida  Statutes,   this
corporation adopts the following articles of amendment to its articles of incorporation:

FIRST: Amendment(s) adopted: (indicate article number(s) being amended, added or deleted)

                              ARTICLE III. CAPITAL STOCK

        The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 1,000,000 shares of common stock having a par value of $.0001 per share.

To be changed to read as follows:

                              ARTICLE III. CAPITAL STOCK

        The maximum number of shares of stock that this corporation is authorized to have outstanding at any one time is 50,000,000 shares of common stock having a par value of $.0001 per share; and 10,000,000 shares of preferred stock, with the specific terms, conditions, limitations, and preferences to be determined by the Board of Directors without shareholder approval.

Add:

            ARTICLE VII. SPECIAL AUTHORITY OF BOARD OF DIRECTORS AND WAIVER
                                 OF DISSENTERS RIGHTS

        The Board of Directors shall be and are hereby authorized to enter into on behalf of the corporation and to bind the corporation without shareholder approval, any and all acts approving (a) the terms and conditions of a merger and/or a share exchange; and (b) divisions, combinations and/or splits of shares of any class or series of stock of the corporation, whether issued or unissued, with or without any change in the number of authorized shares; and shareholders affected thereby, shall not be entitled to dissenters rights with respect thereto under any applicable statutory dissenters rights provisions.

SECOND: If an amendment provides for an exchange, reclassification or cancellation of issued shares, provisions for implementing the amendment if not contained in the amendment itself, are as follows: